Exhibit (d)(9)(b)

Exhibit A
PACIFIC FUNDS
FEE SCHEDULE

Effective: December 31, 2004

Fund: PF Van Kampen Real Estate Fund

The Investment Adviser will pay to the Fund Manager a monthly fee based on an annual percentage of the average daily net assets of the PF Van Kampen Real Estate Fund according to the following calculation:

(a)	0.35% on the first $2 billion of the Combined Assets as defined below, 0.32% on the next $1 billion of the Combined Assets 0.30% on Combined Assets above $3 billion; multiplied by:

(b)	the ratio of the PF Van Kampen Real Estate Fund’s average daily net assets over the Combined Assets.

Fund: PF Van Kampen Comstock Fund

The Investment Adviser will pay to the Fund Manager a monthly fee based on an annual percentage of the average daily net assets of the PF Van Kampen Comstock Fund according to the following calculation:

(a)	0.35% on the first $2 billion of the Combined Assets as defined below, 0.32% on the next $1 billion of the Combined Assets 0.30% on Combined Assets above $3 billion; multiplied by:

(b)	the ratio of the PF Van Kampen Real Estate Fund’s average daily net assets over the Combined Assets.

Fund: PF Van Kampen Mid-Cap Growth Fund

The Investment Adviser will pay to the Fund Manager a monthly fee based on an annual percentage of the average daily net assets of the PF Van Kampen Mid-Cap Growth Fund according to the following calculation:

(a)	0.35% on the first $2 billion of the Combined Assets as defined below, 0.32% on the next $1 billion of the Combined Assets 0.30% on Combined Assets above $3 billion; multiplied by:

(b)	the ratio of the PF Van Kampen Real Estate Fund’s average daily net assets over the Combined Assets.

Combined Assets means: the sum of (i) the average daily net assets of the PF Van Kampen Real Estate, the PF Van Kampen Comstock, and the PF Van Kampen Mid-Cap Growth Funds of Pacific Funds managed by the Fund Manager pursuant to this Agreement, and (ii) the average daily net assets of the Real Estate, Comstock, and Mid-Cap Growth Portfolios of Pacific Select Fund managed by the Fund Manager pursuant to a Portfolio Management Agreement between the Investment Adviser, the Portfolio Manager, and Pacific Select Fund dated May 1, 2003.

The fees for services shall be prorated for any portion of a year in which the Agreement is not effective.

     IN WITNESS WHEREOF, the parties hereto have caused this Fee Schedule to be executed as of    , 2004.

PACIFIC LIFE INSURANCE COMPANY

By:	By:

Name: Thomas C. Sutton	Name: Audrey L. Milfs
Title: Chairman & Chief Executive Officer	Title: Vice President and Secretary

VAN KAMPEN

Attest:	By:

Name:	Name:
Title:	Title:

PACIFIC FUNDS

By:	By:

Name: Thomas C. Sutton	Name: Audrey L. Milfs
Title: Chairman & Chief Executive Officer	Title: Vice President and Secretary